Exhibit 99.1

Contact:	Ken Moyle Insightful Corporation 206-283-8802 investor@insightful.com

INSIGHTFUL CORPORATION RETAINS NASDAQ LISTING
Company in full compliance with listing requirements

SEATTLE — September 14, 2004— Insightful Corporation (NASDAQ: IFULE), a leading provider of software solutions for analysis of numeric and text data, today announced that it has received notification from Nasdaq that the company has shown compliance with the filing requirement and all other requirements for continued listing on The Nasdaq SmallCap Market. Accordingly, the Company’s delisting hearing scheduled for September 17, 2004, has been canceled and the hearing file will be closed.

Nasdaq will remove the fifth character “E” from the IFUL ticker symbol effective with the market opening on Wednesday, September 15, 2004.

Insightful had received a Staff Determination of delisting on August 17 after the company was unable to timely file its periodic report with the SEC on Form 10-Q for the quarter ended June 30, 2004. Insightful scheduled a hearing with Nasdaq to appeal the determination, but on September 10, prior to the scheduled hearing date, Insightful filed its 10-Q with the SEC. As a result, the Hearings Department considered the hearing moot.

ABOUT INSIGHTFUL

Insightful Corporation (NASDAQ:IFULE) provides enterprises with scalable data analysis solutions that drive better decisions faster by revealing patterns, trends and relationships. The company is a leading supplier of software and services for statistical data analysis, data mining and knowledge access enabling clients to gain intelligence from numeric and text data.

Insightful Corporation Retains Nasdaq Listing	Page 2

Insightful products include S-PLUS®, S-PLUS Server, Insightful Miner, and InFact®. Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions.

The company has been delivering industry-leading, high-ROI solutions for 17 years to thousands of companies in financial services, pharmaceuticals, biotechnology, telecommunications, manufacturing, plus government and research institutions.

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NOTE TO INVESTORS: FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements about the continued listing of our common stock on The Nasdaq SmallCap Market. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "predict", "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect our actual results include, but are not limited to, the risk that we could lose our Nasdaq listing and the "Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price" described in our most recent periodic report for on form 10-Q. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Insightful undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.